Roper Industries, Inc.

Contact Information:
Chris Hix
Director of Investor Relations
+1 (770) 495-5100
investor-relations@roperind.com

FOR IMMEDIATE RELEASE

Roper Industries Announces Record Fourth Quarter and Full Year Performance in 2004

Operational Success Demonstrated by Strong Internal Growth and Cash Flow;
Strategic Acquisitions Position Roper for Continued Record Performance in 2005

Duluth, Georgia, February 23, 2005 ... Roper Industries, Inc. (NYSE: ROP) reported record financial results for the fourth quarter and full year ended December 31, 2004.

Adjusted diluted earnings per share (DEPS) were $2.68 for the year, at the high end of the Company’s original guidance range of $2.45-$2.70. These results exclude inventory revaluation charges related to the December 2003 acquisition of Neptune, and effects from the December 2004 acquisition of TransCore and related financing activities. Non-adjusted DEPS were $2.48, compared with $1.41 in the prior year, an increase of 76% (see Table 1 for a reconciliation of 2004 DEPS). Net sales for 2004 were $970 million, an increase of 48% over 2003 net sales of $657 million, and orders of $971 million represent a 50% increase over 2003.

In the fourth quarter, Roper reported adjusted DEPS of $0.80 and non-adjusted DEPS of $0.64 compared with non-adjusted DEPS of $0.06 in the fourth quarter of 2003. Roper achieved net sales of $277 million in the fourth quarter, a 63% increase over the fourth quarter of 2003. Fourth quarter results include 18% internal growth and solid contributions from acquisitions, including $15 million of net sales from TransCore (see Table 2 for more information). Fourth quarter orders increased 61% over the comparable 2003 quarter to $279 million and included internal growth of 14%.

“Our 2004 results reflect the successful execution of our growth strategy,” said Brian Jellison, Roper’s Chairman, President and CEO. “Our business units have expanded their markets, channels and product offerings, the portfolio is well-positioned in end markets with favorable growth drivers, and our disciplined acquisition program continues to create new growth paths for Roper. The result is significant growth, record earnings and particularly strong cash flow.”

In 2004, Roper reported $214 million of adjusted EBITDA during the year, 73% higher than 2003 adjusted EBITDA of $124 million (see table 3 for calculations of adjusted EBITDA). Roper converted 176% of net earnings into cash flow from operating activities, generating $165 million of cash flow in 2004, 131% higher than the prior year. The Company produced $63 million of cash flow in the fourth quarter, which included $10 million contributed by TransCore.

The Company’s focus on working capital produced substantial improvements in the quarter, including a record low amount of net working capital relative to sales. Due in part to strong cash flow performance, Roper ended the year with $129 million in cash and a net debt-to-net capital ratio of 40.6%, significantly improved from 47.0% at the beginning of the year.

2005 Outlook

In 2005, Roper expects to produce at least $314 million of EBITDA, which would represent an increase of more than $100 million over 2004 levels. The Company also forecasts over $225 million of cash flow from operating activities. Net sales are expected to exceed $1.37 billion, reflecting full year contributions from TransCore and continued internal growth. Despite the Company’s forecast of higher interest and tax rates, the Company initiated full year 2005 DEPS guidance of $3.10-$3.30 and expects increasing quarterly performance throughout the year, similar to the quarterly improvement trends experienced in 2004. First quarter DEPS are expected to be $0.52-$0.56, which includes $0.04 of inventory revaluation charges related to the acquisition of TransCore.

“Roper is well-positioned to continue its record performance in 2005,” said Mr. Jellison. “With the successful transformation of our business over the past few years, approximately 75% of our end markets are now in attractive RFID, energy, water and research markets with lower cyclical risk. We remain committed to continuing the great strides we have made in internal growth, working capital and cash flow. We are integrating TransCore into the Company with a focus on extending its technologies into targeted growth markets, such as automatic meter reading and security applications. We also see exciting opportunities for our disciplined acquisition process to supplement our existing growth platforms.”

Conference Call to be Held at 10:00 AM (ET) Tomorrow

A conference call to discuss these results has been scheduled for 10:00 AM ET on Thursday, February 24, 2005. The call can be accessed via webcast or by dialing (800) 289-0569 (US/Canada) or +1 (913) 981-5542, using access code 246872. Webcast information and conference call materials will be made available in the “Investor Information” section of Roper’s website (www.roperind.com) prior to the start of the call. Telephonic replays will be available for up to two weeks by calling +1 719/457-0820 and using the access code 246872.

Table 1: Adjusted Diluted Earnings per Share

	Q4 2004	2004
Diluted Earnings per Share	$0.64	$2.48
Add Back: $2.2 Million Pre-Tax Inventory Revaluation Charge	--	0.04
from December 2003 Acquisition of Neptune
Add Back: Effects of the December 13, 2005 TransCore Acquisition,	0.16	0.16
Principally a $8.2 Million Pre-Tax Write-Off of Deferred Financing
Costs Resulting from the Company’s New Senior Secured Credit Facility

Adjusted Diluted Earnings per Share	$0.80	$2.68

Table 2: Net Sales (Millions)

	Q4 2003	Q4 2004
Net Sales as Reported	$170	$277
Less: Net Sales from Acquisitions	(--)	(76)

Internal Net Sales	$170	$201

Note to Table 2: To compute internal growth, the Company excludes sales from business units not owned for the entire length of the comparative periods being presented.

Table 3: Adjusted EBITDA

	2003	2004	2005E
Net Earnings	$45	$94	$135-$144
Add: Interest Expense	16	29	40-43
Add: Income Taxes	18	40	65-69
Add: Depreciation and Amortization	16	41	74-76

EBITDA	95	204	314-332
Add: Neptune Inventory Revaluation Charges	--	2	--
Add: Debt Extinguishment Charges	25	8	--
Add: Discontinued Operations	3	--	--
Rounding	1	--	--

Adjusted EBITDA	$124	$214	$314-$332

Note to Table 3: 2005 EBITDA projections include over $4 million of inventory revaluation charges related to the acquisition of TransCore.

Table 4: Net Debt-to-Net Capital Ratio (Millions)

	Yearend 2003	Yearend 2004
Total Debt	$651	$892
Less: Cash	(70)	(129)

Equals: Net Debt	581	763
Add: Shareholders' Equity	656	1,114

Equals: Net Capital	$1,237	$1,877

Net Debt Divided by Net Capital	47.0%	40.6%

About Roper Industries

Roper Industries is a diversified industrial growth company providing engineered products and solutions for global niche markets. Additional information about Roper Industries, including registration to receive press releases via email, is available on the Company’s website, www.roperind.com.

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding the prospects for newly acquired businesses to compete in their markets and contribute to future growth and profit expectations; our strategic goals, and our 2005 outlook. Forward looking statements may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” and similar words and phrases. These statements reflect management’s current beliefs and are not guarantees of performance. They involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to integrate our acquisitions and realize expected synergies. We also face other general risks, including our ability to realize cost savings from our operating initiatives, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets. Important risk may be discussed in current and subsequent filings with the SEC. You should not place undue reliance on any forward looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

We refer to certain non-GAAP financial measures in this press release. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found within this press release.

_________________

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Amounts in thousands)

	December 31, 2004	December 31, 2003
CURRENT ASSETS:
Cash and cash equivalents	$129,419	$70,234
Accounts receivable	242,014	150,856
Inventories	132,282	107,082
Deferred taxes	20,485	33,314
Other current assets	31,960	19,706

Total current assets	556,160	381,192

PROPERTY, PLANT AND EQUIPMENT, NET	97,949	78,461

OTHER ASSETS:
Goodwill	1,144,035	711,158
Other intangible assets, net	487,173	298,669
Deferred taxes	34,205	6,034
Other assets	46,882	39,481

Total other assets	1,712,295	1,055,342

TOTAL ASSETS	$2,366,404	$1,514,995

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$65,801	$45,412
Accrued liabilities	145,880	93,523
Deferred taxes	5,342	1,639
Current portion of long-term debt	36,527	20,923

Total current liabilities	253,550	161,497

NONCURRENT LIABILITIES:
Long-term debt	855,364	630,186
Deferred taxes	125,984	50,187
Other liabilities	17,420	17,344

Total liabilities	1,252,318	859,214

STOCKHOLDERS' EQUITY:
Common stock	436	372
Additional paid-in capital	645,373	293,402
Retained earnings	415,188	336,520
Accumulated other comprehensive earnings	76,249	48,989
Treasury stock	(23,160)	(23,502)

Total stockholders' equity	1,114,086	655,781

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,366,404	$1,514,995

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (unaudited)
 (Amounts in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Net sales	$276,549	$169,794	$969,764	$657,356
Cost of sales	136,528	80,714	484,719	311,218

Gross profit	140,021	89,080	485,045	346,138
Selling, general and administrative expenses	87,819	59,776	313,743	238,038

Income from operations	52,202	29,304	171,302	108,100
Interest expense	7,781	3,731	28,847	16,384
Loss on extinguishment of debt	8,168	25,054	8,168	25,054
Other income/(expense)	(589)	(177)	(571)	(372)

Earnings from continuing operations before
income taxes	35,664	342	133,716	66,290

Income taxes	10,878	(1,555)	39,864	18,229

Earnings from continuing operations	24,786	1,897	93,852	48,061
Loss from discontinued operations, net of tax
expense of $151 for 2003	--	--	--	(2,822)

Net Earnings	$24,786	$1,897	$93,852	$45,239

Earnings per share:
Basic:
Earnings from continuing operations	$0.65	$0.06	$2.52	$1.52
Loss from discontinued operations	--	--	--	(0.09)

Net Earnings	$0.65	$0.06	$2.52	$1.43

Diluted:
Earnings from continuing operations	$0.64	$0.06	$2.48	$1.50
Loss from discontinued operations	--	--	--	(0.09)

Net Earnings	$0.64	$0.06	$2.48	$1.41

Weighted average common and common
equivalent shares outstanding:
Basic	38,262	31,850	37,220	31,575
Diluted	38,920	32,510	37,832	31,992

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(Amounts in thousands)

	Twelve months ended December 31,
	2004	2003
Net earnings	$93,852	$45,239
Depreciation	18,260	11,540
Amortization	23,127	4,838
Other, net	29,586	9,676

Cash provided by operating activities	164,825	71,293

Business acquisitions, net of cash acquired	(641,147)	(492,510)
Capital expenditures	(12,141)	(10,422)
Other, net	(5,111)	(4,664)

Cash used by investing activities	(658,399)	(507,596)

Debt borrowings, net	223,368	298,837
Issuance of common stock	322,783	191,560
Dividends	(14,201)	(11,738)
Other, net	16,422	9,360

Cash provided by financing activities	548,372	488,019

Effect of exchange rate changes on cash	4,387	3,248

Net increase in cash and equivalents	59,185	54,964
Cash and equivalents, beginning of period	70,234	15,270

Cash and equivalents, end of period	$129,419	$70,234

Roper Industries, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)
(Amounts in thousands and percents of net sales)

	Three months ended December 31,				Twelve months ended December 31,
	2004		2003		2004		2003
	Amount	%	Amount	%	Amount	%	Amount	%
Net sales:
Instrumentation	$64,144		$50,884		$213,722		$181,329
Industrial Technology	101,857		43,508		396,671		170,324
Energy Systems & Controls	45,087		33,708		156,232		138,968
Scientific & Industrial Imaging	50,248		41,694		187,926		166,735
RF Technology	15,213		--		15,213		--

Total	$276,549		$169,794		$969,764		$657,356

Gross profit:
Instrumentation	$37,634	58.7%	$29,556	58.1%	$123,443	57.8%	$105,779	58.3%
Industrial Technology	44,693	43.9%	19,024	43.7%	169,064	42.6%	77,600	45.6%
Energy Systems & Controls	23,605	52.4%	18,102	53.7%	81,664	52.3%	73,355	52.8%
Scientific & Industrial Imaging	27,949	55.6%	22,398	53.7%	104,734	55.7%	89,404	53.6%
RF Technology	6,140	40.4%	--		6,140	40.4%	--

Total	$140,021	50.6%	$89,080	52.5%	$485,045	50.0%	$346,138	52.7%

Operating profit*:
Instrumentation	$16,078	25.1%	$10,715	21.1%	$43,141	20.2%	$31,757	17.5%
Industrial Technology	22,113	21.7%	8,561	19.7%	81,975	20.7%	36,147	21.2%
Energy Systems & Controls	12,340	27.4%	6,868	20.4%	33,807	21.6%	26,459	19.0%
Scientific & Industrial Imaging	9,721	19.3%	7,158	17.2%	32,369	17.2%	27,954	16.8%
RF Technology	(20)	n/m	--		(20)	n/m	--

Total	$60,232	21.8%	$33,302	19.6%	$191,272	19.7%	$122,317	18.6%

Net Orders:
Instrumentation	$62,979		$51,325		$215,821		$178,255
Industrial Technology	95,303		40,906		386,488		168,798
Energy Systems & Controls	56,888		38,422		170,459		143,933
Scientific & Industrial Imaging	48,991		42,474		182,887		154,538
RF Technology	15,213		--		15,213		--

Total	$279,374		$173,127		$970,868		$645,524

*	Operating profit is before unallocated corporate general and administrative expenses. Such expenses were $8,030 and $3,998 for the three months ended December 31, 2004 and 2003, respectively, and $19,970 and $14,217 for the twelve months ended December 31, 2004 and 2003, respectively.